UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 29, 2014

RETROPHIN, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53293	26-2383102
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Third Avenue, 22nd Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 837-5863

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Note Purchase Agreement

On May 29, 2014, Retrophin, Inc. (the “Company”), a Delaware corporation, entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with the investors identified therein (each, including its successors and assigns, an “Investor” and collectively, the “Investors”), relating to a private placement by the Company of up to $46,000,000 aggregate principal amount of its 4.50% Senior Convertible Notes due 2019 (the “Notes”), which are convertible into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) at an initial conversion price of $17.41 per share of Common Stock.  The transactions contemplated by the Note Purchase Agreement (collectively, the “Private Placement”) were not a “public offering” as defined in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and met the requirements to qualify for exemption under Regulation D promulgated under the Securities Act (“Regulation D”).

The foregoing description of the Note Purchase Agreement does not purport to describe all of the terms and provisions thereof and is qualified in its entirety by reference to the Form of Note Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture and Notes

On May 30, 2014, in connection with the Private Placement, the Company entered into an Indenture (the “Indenture”) with U.S. Bank National Association as Trustee (the “Trustee”), which sets forth the terms and conditions of the Notes.  Pursuant to the Indenture, the Notes will bear interest at a rate of 4.50% per annum, payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2014.  The Notes will mature on May 30, 2019 unless earlier converted or repurchased in accordance with their terms.

The Notes are the Company’s senior unsecured obligations and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness.  The Notes are structurally subordinated to the Company’s secured indebtedness to the extent of the value of the assets securing that indebtedness and structurally subordinated to all of the liabilities, including trade payables, of the Company’s subsidiaries.

The Notes may be converted into shares of Common Stock at any time on or prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date.  The Notes are convertible at an initial conversion rate of 57.4300 shares of common stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $17.41 per share).  The conversion rate, and thus the conversion price, may be adjusted under certain circumstances.

Pursuant to the Indenture, if the Company engages in transactions or reclassifications of Common Stock whereby holders of Common Stock receive stock, other securities, property or cash in consideration for their stock, then the Investors will receive the same consideration upon conversion of the Notes.

In the event of certain fundamental changes, including a change in control, the adoption of a plan to liquidate the Company or the cessation of trading of the Common Stock on the NASDAQ Global Market, prior to maturity, the Investors will have the right to require the Company to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

If an event of default under the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the Indenture.  Events of default include, but are not limited to:

•	failure to pay (for more than 30 days) interest when due;

•	failure to pay principal when due;

•	failure to deliver Common Stock upon conversion of a Note;

•	failure to provide notice of a fundamental change;

•	acceleration on other indebtedness of the Company in excess of $10 million (other than indebtedness that is non-recourse to the Company); or

•	certain types of bankruptcy or insolvency involving the Company.

The Indenture contains certain customary restrictions on the Company’s ability to merge, consolidate or sell all or substantially all of its assets.

The foregoing descriptions of the Indenture and the Notes do not purport to describe all of the terms and provisions thereof and are qualified in their entirety by reference to the Form of Indenture and the Form of Note, which are filed as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02                      Unregistered Sales of Equity Securities

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Indenture and Notes” are incorporated herein by reference.

On May 30, 2014, in connection with the closing of the Private Placement, the Company issued and sold $46,000,000 aggregate principal amount of the Notes for an aggregate purchase price of $46,000,000 in cash, less $2,760,000 in commissions to the placement agents for the Private Placement.  Such sales were not registered under the Securities Act as such issuances were exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1	Form of Note Purchase Agreement, dated May 29, 2014, by and among the Company and the Investors*
10.2	Form of Indenture, dated May 30, 2014, by and between the Company and the Trustee*
10.3	Form of Note, dated May 30, 2014*

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.

Date: June 3, 2014	By:	/s/ Marc Panoff
Name: Marc Panoff
Title: Chief Financial Officer